Conflict Minerals Report for Calendar Year 2015
Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

1.    Introduction

Hanesbrands Inc. (“HanesBrands,” “we,” “us,” “our” or the “Company”) is a socially responsible manufacturer and marketer of leading everyday basic apparel under some of the world’s strongest apparel brands. We manufacture and contract to manufacture certain products that may contain columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, such as tantalum, tin and tungsten (collectively, “conflict minerals”).  For example, tin or tin derivatives are found in zippers, hooks, fasteners, grommets, bra underwires and other metal components. We are committed to sourcing materials from companies that share our values regarding human rights, ethics and environmental responsibility, and we seek to avoid the use of conflict minerals which directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (the “DRC”) or adjoining countries.

Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”) require public companies, including HanesBrands, to provide certain disclosures about conflict minerals that are necessary to the functionality or production of a product manufactured (or contracted to be manufactured) by the company. This Conflict Minerals Report describes the measures we have taken to exercise due diligence on the source and chain of custody of the conflict minerals contained in our products manufactured during the 2015 calendar year (the “Reporting Period”). Therefore, in connection with this Conflict Minerals Report, the term “Completed Products” refers to products that we manufactured or contracted to be manufactured during the Reporting Period.

2.    Reasonable Country of Origin Inquiry

Our conflict minerals due diligence process began with a reasonable country of origin inquiry (“RCOI”) for all conflict minerals known to be contained in our Completed Products. To implement the RCOI, the companies that provide relevant parts, materials and finished goods directly to HanesBrands (our “first tier suppliers”), as well as those of our licensees, were engaged to collect information regarding the presence and sourcing of conflict minerals used in those products. Information was collected, stored and evaluated largely using an online platform provided by a third party vendor, Source Intelligence.
Our supplier engagement included some or all of the following steps:

•
An introductory email was sent to all of our first tier suppliers and those of our licensees (hereinafter, collectively referred to as “suppliers”) describing our Conflict Minerals Compliance Program and requesting information concerning the presence of conflict minerals in the supplier’s products.

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Following that introductory email, Source Intelligence sent a subsequent email to suppliers containing registration information and a survey request link for the online data collection platform. In an effort to increase awareness of our Conflict Minerals Compliance Program, our suppliers were also introduced to the Source Intelligence Conflict Minerals Supplier Resource Center (https://conflictmineralsresources.com) in this initial registration email. The Supplier Resource Center was provided as an educational tool to facilitate a deeper understanding of our Conflict Minerals Compliance Program, supporting regulation and frequently asked questions concerning conflict minerals tracing.

•	Up to twelve additional reminder emails were sent by HanesBrands and Source Intelligence any non-responsive supplier from whom we requested survey completion.

•
Suppliers who remained non-responsive to email reminders were contacted by telephone and offered assistance. This assistance included, but was not limited to, providing further information about our Conflict Minerals Compliance Program, explaining why the information was being collected, explaining how the information would be used and clarifying how the needed information could be provided.

•
If, after these efforts, a given supplier still did not provide the information requested, an escalation process was initiated. The escalation process consisted of direct outreach to these suppliers by Hanesbrands employees requesting their participation in our Conflict Minerals Compliance Program.

The RCOI utilized the Conflict Minerals Reporting Template (the “CMRT”) developed by the Conflict Free Sourcing Initiative (the “CFSI”) for data collection. Source Intelligence assisted in evaluating supplier responses for plausibility, consistency and gaps, both in terms of information on the products that were stated to contain or not contain necessary conflict minerals and information on the origin of those conflict minerals. Additional supplier contacts were conducted by Source Intelligence to address various issues including implausible statements regarding the presence of conflict minerals, incomplete data on CMRTs, responses that did not identify smelters or refiners (“SORs”) and responses that indicated sourcing location without complete supporting information from the supply chain.

A total of 161 suppliers were contacted as part of our RCOI process. The response rate among these suppliers was 100%. Of these responding suppliers, 13% indicated that certain components they produce contain one or more conflict minerals.

Based on the results of our RCOI, which indicated that one or more of our product components contained conflict minerals that may have originated in the DRC or an adjoining country, we exercised continued due diligence on the source and chain of custody of those conflict minerals as further described below.

3.     Conflict Minerals Due Diligence

Our conflict minerals due diligence process is based on the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”). It is important to note that the OECD Guidance was written for both “upstream” companies (those between the mine and the SORs) and “downstream” companies (those entities between the SORs and the retailer/consumer). Because HanesBrands is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

Our due diligence measures included the following:

Establishing Strong Company Management Systems

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We have adopted a Conflict Minerals Policy, which details the standards by which our supply chain due diligence will be conducted. Our Conflict Minerals Policy is publicly available at www.HanesforGood.com.

•	We have maintained an internal team in our Corporate Social Responsibility group to support the appropriate supply chain due diligence.

•	We continue to work to establish a system of controls and transparency over our mineral supply chain through our work with Source Intelligence.

•
We have implemented internal measures to strengthen our engagement with suppliers on these issues, including incorporating our Conflict Minerals Policy into contracts and/or agreements with relevant suppliers.

Identifying and Assessing Risk in Our Supply Chain

•
Through our work with Source Intelligence, we are engaging with the SORs to obtain mine of origin information and to assess whether those SORs have carried out reasonable due diligence regarding their use of minerals from conflict-affected and high-risk areas.

Designing and Implementing a Strategy to Respond to Supply Chain Risks

•	We regularly report risk management findings to senior management.

•
With the help of Source Intelligence, we are continuing to devise and refine a more formal risk management plan to assist us in evaluating supplier relationships and avoiding the use of conflict minerals which directly or indirectly finance or benefit armed groups in the DRC or adjoining countries.

Carrying out Independent Third-Party Audits of Supply Chain Due Diligence

•	Companies at identified points in the supply chain will, as appropriate and required, have their due diligence practices audited by independent third parties.
Reporting on Supply Chain Due Diligence

•	We report annually on our supply chain due diligence efforts, including posting our most recent Form SD and CMR at www.HanesforGood.com.

4.    Smelters or Refiners and Country of Origin of Conflict Minerals

We requested that our suppliers use the CMRT to identify the SORs used to produce any conflict minerals in their products and to identify the country of origin of the minerals. For those SORs that are known or thought to be sourcing from the DRC or an adjoining country, additional investigation was conducted by Source Intelligence to determine the source and chain of custody of the conflict minerals. Source Intelligence relied on the following internationally accepted audit standards to determine which SORs are considered to be “DRC conflict free”: the CFSI Conflict-Free Smelter Program, the London Bullion Market Association Good Delivery Program and the Responsible Jewellery Council Chain of Custody Certification. If the SOR was not certified by these internationally recognized standards, Source Intelligence attempted to contact the SOR to gain more information about its sourcing practices, including countries of origin and transfer, as well as whether there were any internal due diligence procedures in place or other processes the SOR takes to track the chain of custody of its mineral ores. Source Intelligence considered whether the SOR had a documented, effective and communicated conflict free sourcing policy, an accounting system to support a mass balance of materials processed and traceability documentation. Internet research was also performed to determine whether there were any outside sources of information regarding the SOR’s sourcing practices. As many as three contact attempts were made by Source Intelligence to these SORs to gather information on mine country of origin and sourcing practices.

Based on these responses, we were able to verify the SORs listed in Appendix A to this Conflict Minerals Report were used to produce conflict minerals in our suppliers’ products. It should be noted that in many cases, the summarized SOR information provided to us by our suppliers was produced at a company or divisional level based on all of their products as a whole, rather than being limited to the specific products supplied to HanesBrands. As a result, we are unable to determine whether all of the SORs listed in Appendix A were actually in our supply chain and our products during the Reporting Period.

5.    Continuing Efforts
We continue to evaluate our supplier relationships to ensure continued compliance with our Conflict Minerals Policy and mitigate the risk that the conflict minerals contained in our products benefit armed groups in the DRC or adjoining countries.  We are committed to continuously improving our supply chain due diligence efforts using the following measures:

•	Continuing to assess the presence of conflict minerals in our supply chain;

•	Clearly communicating expectations to our suppliers with regard to supplier performance, transparency and sourcing;

•	Continuing to compare RCOI results to information collected through independent conflict free smelter validation programs such as the CFSI Conflict Free Smelter program; and

•
Contacting smelters identified as a result of the RCOI process and requesting their participation in obtaining a “conflict free” designation from an industry program such as the CFSI Conflict Free Smelter program.

Appendix A

*Denotes SOR that has received a “conflict free” designation from an independent third party audit program as of May 23, 2016.

Gold

Matsuda Sangyo Co., Ltd.*
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited*
Prioksky Plant of Non-Ferrous Metals*
Chugai Mining
So Accurate Group, Inc.
METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V*
PT Aneka Tambang (Persero) Tbk*
SOE Shyolkovsky Factory of Secondary Precious Metals*
Solar Applied Materials Technology Corp.*
Western Australian Mint trading as The Perth Mint*
Advanced Chemical Company*
Ishifuku Metal Industry Co., Ltd.*
Metalor Technologies (Hong Kong) Ltd.*
Metalor Technologies (Singapore) Pte., Ltd.*
Metalor Technologies SA*
Istanbul Gold Refinery*
Metalor USA Refining Corporation*
Asahi Refining Canada Limited*
Aida Chemical Industries Co., Ltd.*
Japan Mint*
Mitsubishi Materials Corporation*
Mitsui Mining & Smelting*
Jiangxi Copper Company Limited*
Daejin Indus Co., Ltd.
Sumitomo Metal Mining Co., Ltd.*
PX PrŽcinox SA*
Daye Non-Ferrous Metals Mining Ltd.
Moscow Special Alloys Processing Plant*
Yamamoto Precious Metal Co., Ltd.*
Nadir Metal Rafineri San. Ve Tic. A.ª.*
Rand Refinery (Pty) Ltd.*
Guangdong Jinding Gold Limited
Argor-Heraeus SA*
Asahi Pretec Corporation*
Asahi Refining USA Inc.*
DSC (Do Sung Corporation)
DODUCO GmbH*
Yokohama Metal Co., Ltd.*
Asaka Riken Co., Ltd.*
JSC Ekaterinburg Non-Ferrous Metal Processing Plant*
JSC Uralelectromed*
JX Nippon Mining & Metals Co., Ltd.*

Navoi Mining and Metallurgical Combinat*
Tanaka Kikinzoku Kogyo K.K.*
Yunnan Copper Industry Co Ltd
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Kazzinc*
Royal Canadian Mint*
Aurubis AG*
Sabin Metal Corp.
Kennecott Utah Copper LLC*
Nihon Material Co., Ltd.*
Dowa
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*
SAMWON METALS Corp.
Kojima Chemicals Co., Ltd.*
Hangzhou Fuchunjiang Smelting Co., Ltd.
The Great Wall Gold and Silver Refinery of China*
Korea Metal Co. Ltd
Bauer Walser AG
The Refinery of Shandong Gold Mining Co., Ltd.*
Zhongyuan Gold Smelter of Zhongjin Gold Corporation*
Zijin Mining Group Co., Ltd. Gold Refinery*
Heimerle + Meule GmbH*
Schone Edelmetaal B.V.*
Eco-System Recycling Co., Ltd.*
Heraeus Ltd. Hong Kong*
Boliden AB*
SEMPSA Joyería Platería SA*
Heraeus Precious Metals GmbH & Co. KG*
Kyrgyzaltyn JSC*
Tokuriki Honten Co., Ltd.*
L' azurde Company For Jewelry
TongLing Nonferrous Metals Group Holdings Co., Ltd.
Torecom
C. Hafner GmbH + Co. KG*
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*
Elemetal Refining, LLC*
Ohura Precious Metal Industry Co., Ltd.*
OJSC Kolyma Refinery
OJSC Novosibirsk Refinery*
Caridad
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)*
CCR Refinery - Glencore Canada Corporation*
Cendres + Métaux SA
Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Faggi Enrico S.p.A.
Umicore Brasil Ltda.*

Umicore Precious Metals Thailand*
LS-NIKKO Copper Inc.*
Umicore SA Business Unit Precious Metals Refining*
Hunan Chenzhou Mining Co., Ltd.
PAMP SA*
United Precious Metal Refining, Inc.*
Penglai Penggang Gold Industry Co Ltd
Luo yang Zijin Yinhui Metal Smelt Co Ltd
Hwasung CJ Co. Ltd
Chimet S.p.A.*
Valcambi SA*
Materion*

Tin

Melt Metais e Ligas S/A*
CNMC (Guangxi) PGMA Co. Ltd.
Soft Metais Ltda.*
PT Artha Cipta Langgeng*
PT Babel Inti Perkasa*
PT Bangka Tin Industry*
Metallo-Chimique N.V.*
PT Belitung Industri Sejahtera*
PT Bukit Timah*
White Solder Metalurgia e Mineração Ltda.*
PT DS Jaya Abadi*
Cooperativa Metalurgica de Rondônia Ltda.*
PT Eunindo Usaha Mandiri*
Gejiu Kai Meng Industry and Trade LLC
PT Karimun Mining
Gejiu Non-Ferrous Metal Processing Co., Ltd.*
PT Mitra Stania Prima*
Gejiu Zi-Li
PT Prima Timah Utama*
PT Refined Bangka Tin*
Mineração Taboca S.A.
PT Sariwiguna Binasentosa*
CV Serumpun Sebalai*
CV United Smelting*
PT Stanindo Inti Perkasa*
Minsur*
Alpha*
Mitsubishi Metals Corporation*
PT Timah (Persero) Tbk Mentok*
PT Timah (Persero) Tbk Kundur*
PT Tinindo Inter Nusa*

Jiangxi Ketai Advanced Material Co., Ltd.*
Nankang Nanshan Tin Co., Ltd.
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Yunnan Tin Group (Holding) Company Limited*
Rui Da Hung*
Dowa
Thaisarco*
EM Vinto*
O.M. Manufacturing (Thailand) Co., Ltd.*
Estanho de Rondônia S.A.
Operaciones Metalurgical S.A.*
Linwu Xianggui Smelter Co
Umicore SA Business Unit Precious Metals Refining
Huichang Jinshunda Tin Co. Ltd
Fenix Metals*
Magnu's Minerais Metais e Ligas Ltda.*
Malaysia Smelting Corporation (MSC)*
China Tin Group Co., Ltd.*

Tungsten
None

Tantalum
None

We believe the countries of origin for the conflict minerals produced by these SORs to include Argentina, Armenia, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, the DRC, Ethiopia, France, Germany, Ghana, Guinea, Guyana, Hong Kong, India, Indonesia, Italy, Japan, Jersey, Kazakhstan, Kyrgyzstan, Laos, Malaysia, Mali, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Saudi Arabia, Singapore, South Africa, South Korea, Spain, Suriname, Sweden, Switzerland, Taiwan, Thailand, Tajikistan, Tanzania, Turkey, the United Arab Emirates, the United Kingdom, the United States of America, Uzbekistan and Zambia.

Each SOR that indicated that certain of its conflict minerals originated in the DRC or an adjoining country has received a “conflict free” designation from an independent third party audit program.